Exhibit 99.1
October 24, 2007


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Losses For The Three and Nine Month Periods Ended September 30, 2007

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq:
PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net losses for the three months ended September 30, 2007 of $1.4 million, or a net loss of $.30 per diluted share compared to a net loss of $3.9 million, or a net loss of $.82 per diluted share, for the three months ended September 30, 2006.
For the nine months ended September 30, 2007, the Company reported net losses of $1.9 million, or a net loss of $.39 per diluted share compared to a net loss of $1.7 million, or a net loss of $.38 per diluted share, for the nine months ended September 30, 2006.

The net losses for the three and nine months ended September 30, 2007 were primarily due to a decrease in net interest income, which was partially offset by increases in other income and decreases in provision for losses on loans when compared to the three and nine months ended September 30, 2006.

Net interest income decreased by $1.4 million, or 19.3%, for the three month period and $3.4 million, or 15.1%, for the nine month period ended September 30, 2007, as compared to the same periods in 2006, primarily due to decreases in the average balance of loan receivables, coupled with decreases in the interest rate spread. The net interest rate spread for the three months ended September 30, 2007 decreased 26 basis points from 2.83% for the 2006 period to 2.57% for the corresponding period in 2007. The net interest rate spread for the nine month period ended September 30, 2007 decreased to 2.64% compared to 2.94% for the same period in 2006. During the three months ended September 30, 2007, the Federal Home Loan Bank exercised its right to convert $100.0 million of convertible fixed rate advances from an average rate of 3.88% to Libor, or 5.36%. The Bank exercised its option to pay these in full with no prepayment penalties, utilizing federal funds which were yielding approximately 4.98%.

The decreases of $4.5 million, or 52.1%, in provision for loan losses for the three-month period, and $3.0 million, or 26.2%, for the nine-month period ended September 30, 2007 were predicated on the levels of non-performing, classified and criticized assets, as compared to the levels in 2006. General, administrative and other expenses decreased $644,000, or 11.3%, for the three-month period, and remained relatively constant for the nine-month period ended September 30, 2007 compared to the same periods in 2006. The decrease during the three-month period was primarily due to decreases in salary expense, advertising and loan expenses, partially offset by increases in franchise tax and data processing expenses.

Other income increased $62,000, or 6.3%, for the three-month period, and $271,000, or 11.1%, for the nine-month period ended September 30, 2007 compared to the same periods in 2006, primarily due to increases in deposit and loan fees and a gain on sale of loans of $301,000 recorded in the month of July 2007. Federal income tax benefits decreased $1.3 million, or 61.2%, for the three-month period, and increased $44,000, or 3.9% for the nine-month period ended September 30, 2007 compared to the same periods in 2006, primarily due to the fluctuation in losses between the periods.

At September 30, 2007, classified assets and nonperforming loans decreased to $31.3 million and $20.2 million, respectively, compared to $42.1 million and $25.8 million, respectively, at December 31, 2006. The allowance for loan losses at September 30, 2007 totaled $11.2 million or 55.5% of total nonperforming loans and 1.6% of total loans net of undisbursed loans in process compared to $18.4 million at December 31, 2006 or 71.2% of total nonperforming loans and 2.2% of total loans net of undisbursed loans in process.

As evidenced by the decrease in both classified and nonperforming loans, the Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the nine months ended September 30, 2007, the Bank sold approximately $35.9 million in loans, which included classified, criticized and non-performing loans, and recorded $9.1 million in charges to the allowance for loan losses related to such sales.

At September 30, 2007, the Company's assets totaled $902.2 million, a $125.9 million, or 12.2%, decrease compared to total assets at December 31, 2006. The decrease in assets was primarily due to a decrease of $112.7 million, or 13.9%, in loans receivable, which included loan sales of approximately $35.9 million during the period, and a decrease of $14.0 million, or 24.5%, in securities designated as available for sale.

Shareholders' equity totaled $84.5 million, or 9.4% of total assets at September 30, 2007, a decrease of $3.1 million, or 3.6%, compared to the December 31, 2006 level. The decrease resulted primarily from dividends paid of $2.1 million during the period and a net loss of $1.9 million, which were partially offset by a $257,000 change in unrealized gains on available for sale securities, an adjustment of $179,000 in conjunction with the adoption of FIN 48 on January 1, 2007, the amortization effects of stock benefit plans totaling $408,000, and proceeds of $7,000 from the exercise of stock options. The Bank continues to meet all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt correction action.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 118 year old federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

On September 12, 2007, the Company announced that it had entered into a definitive agreement for the merger with Integra Bank Corporation ("Integra"). Integra is the parent of Integra Bank N.A. headquartered in Evansville, Indiana. Under the terms of the agreement, each share of the Company's stock will be converted into the right to receive 0.6175 shares of Integra common stock and $6.30 in cash. The transaction is expected to close in the first quarter of 2008, pending shareholder and regulatory approval and other customary closing conditions.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.

                           # # # # #

                           Peoples Community Bancorp, Inc.
               CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    (In thousands)

         ASSETS                                                     Sept. 30        December 31,
                                                                      2007              2006
                                                                   (Unaudited)
Cash and cash equivalents                                           $      57,613   $      57,459
Investment securities                                                      42,938          56,899
Loans receivable                                                          699,829         812,578
Fixed assets                                                               28,061          27,879
Goodwill and other intangibles                                             28,542          29,814
Other assets                                                               45,238          43,450
                                                                     ____________    ____________

         Total assets                                               $     902,221   $   1,028,079
                                                                     ============    ============
         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                            $     741,293   $     755,261
Borrowings                                                                 69,501         172,349
Other liabilities                                                           6,960          12,853
                                                                     ____________    ____________
         Total liabilities                                                817,754         940,463

Shareholders' equity                                                       84,467          87,616
                                                                     ____________    ____________

         Total liabilities and shareholders' equity                 $     902,221   $   1,028,079
                                                                     ============    ============

                              Peoples Community Bancorp, Inc.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)
                           (In thousands, except per share data)

                                                   Nine Months Ended         Three Months Ended
                                                     September 30,              September 30,
                                                  2007          2006          2007        2006

Total interest income                        $    46,967    $   49,396    $   14,935   $   16,716

Total interest expense                            27,970        27,019         9,091        9,474
                                              __________     _________     _________    _________
         Net interest income before
         provision for losses on loans            18,997        22,377         5,844        7,242
Provision for losses on loans                      8,300        11,250         4,100        8,550
                                              __________     _________     _________    _________

         Net interest income after
         provision for losses on loans            10,697        11,127         1,744       (1,308)


Other income                                       2,703         2,432         1,050          988

General, administrative and other expense         16,447        16,427         5,050        5,694
                                              __________     _________     _________    _________
         Loss before income taxes                 (3,047)       (2,868)       (2,256)      (6,014)

Federal income tax benefits                       (1,188)       (1,144)         (817)      (2,105)
                                              __________     _________     _________    _________

         NET LOSS                            $    (1,859)   $   (1,724)   $   (1,439)  $   (3,909)
                                              ==========     =========     =========    =========
         LOSS PER SHARE
           Basic                             $     (0.39)   $    (0.38)   $    (0.30)  $    (0.82)
                                              ==========     =========     =========    =========
           Diluted                           $     (0.39)   $    (0.38)   $    (0.30)  $    (0.82)
                                              ==========     =========     =========    =========